Exhibit 10.7

AELUMA, INC.
2021 EQUITY INCENTIVE PLAN

Non-Qualified Stock Option Agreement
(Employees)

Aeluma, Inc. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, an Option to purchase shares of the Company’s common stock. The terms and conditions of this Option Award are set forth in this Award Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is not defined in this Award Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [●]
No. of Shares Covered: [●]	Grant Date: __________, 20__
Exercise Price Per Share: $[●]	Expiration Date: __________, 20__
[Vesting Commencement Date: ______, 202_]
Vesting and Exercise Schedule:
Date(s)	Portion of Shares as to Which Option Becomes Vested and Exercisable
[●]	[●]

By signing below or otherwise evidencing your acceptance of this Award Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Award Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option. You further acknowledge that the acceptance of this Award is voluntary and not a condition of employment, and that you may decline to accept this Award without adverse consequences to your continued employment relationship with the Company.

PARTICIPANT:	AELUMA, INC.

By:
Title:

AELUMA, INC.
2021 EQUITY INCENTIVE PLAN

Non-Qualified Stock Option Agreement
(Employees)

Option Terms and Conditions

1.	Non-Qualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.

2.	Vesting and Exercisability of Option. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Award Agreement, so long as you continue providing services to the Company and its Affiliates as an Employee, Director or Consultant (“Service”). The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Award Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Pacific Time on the earliest of:

(a)	The expiration date specified on the cover page of this Award Agreement;

(b)	Upon your termination of Service for Cause;

(c)	Upon termination of Service for any reason other than Cause, death or Disability, any vested and exercisable Options may be exercised for a period of three (3) months after the date of such termination of Service; and

(d)	Upon termination of Service due to death or Disability, any vested and exercisable Options may be exercised for a period of one (1) year after the date of such termination of Service.

For purposes of this Section 3, “Cause” means any of the following: (i) your conviction for or plea of nolo contendere to any felony, or any other crime involving moral turpitude or fraud; (ii) any act by you constituting willful misconduct or deliberate malfeasance or gross negligence in the performance of your duties resulting in material harm to the Company; (iii) your embezzlement or misappropriation of Company funds or property; or (iv) your breach of any material Company rule, regulation, procedure or policy, and “Disability” means (A) any permanent and total disability entitling you to receive benefits under any long-term disability plan or policy of the Company or its Affiliates that covers you, or (B) if there is no such long-term disability plan or policy covering you, “total and permanent disability” within the meaning of Code Section 22(e)(3).

4.	Service Requirement. Except as otherwise expressly provided in this Award Agreement or the Plan, this Option may be exercised only while you provide Service to the Company or any Affiliate continuously from the Grant Date of this Option. If you cease to continue providing Service to the Company or any Affiliate, then all unvested and unexercisable portions of this Option shall be immediately forfeited without consideration.

5.	Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by delivering a written or electronic notice of exercise to the party designated by the Company, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes. The notice of exercise must be in a form approved by the Company and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option. No fractional Share shall be issued upon any such exercise, and the aggregate exercise price paid shall be appropriately reduced on account of any fractional Share not issued

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6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	Cash (including personal check, cashier’s check, wire transfer or money order)[; or

(b)	By authorizing the Company to retain, from the total number of Shares as to which the Option is being exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is being exercised].

7.	Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations (but not to exceed the maximum individual statutory tax rate in the applicable jurisdiction), and otherwise agree to satisfy such obligations in accordance with the provisions of Section 8(c) of the Plan. The Company may permit you to satisfy such withholding tax obligations by having the Company retain a portion of the Shares being acquired upon exercise of the Option. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

8.	Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations, and compliance with applicable laws as provided in Section 9, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

9.	Compliance with Laws. This Option may be exercised only if the issuance of Shares upon such exercise complies with all applicable legal requirements, including compliance with the provisions of applicable federal and state securities laws. Notwithstanding any other provision of this Award Agreement, you may not sell the Shares acquired upon vesting of the Option unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act.

10.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option except for a transfer upon your death in accordance with your will, by the laws of descent and distribution, pursuant to a beneficiary designation submitted in accordance with Section 6(g)(iv) of the Plan, or, with the consent of the Committee, for bona fide estate planning purposes only, by gift to a “family member” as the term is defined under General Instruction A(5) to Form S-8 under the Securities Act. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Award Agreement. For purposes of any provision of this Award Agreement relating a termination of your Service, the references to you or the Participant shall mean you and not any transferee.

11.	No Right to Continued Service. This Award Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Award Agreement.

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12.	No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

13.	Governing Plan Document. This Award Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Award Agreement and the Plan, the provisions of the Plan will govern, except as expressly overridden or amended in this Award Agreement.

14.	Choice of Law. This Award Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

15.	Binding Effect. This Award Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

16.	Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws or other provisions of this Award Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Award Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

17.	Market Standoff Agreement. In connection with any underwritten public offering by the Company of its equity securities and upon request of the Company or the underwriters managing such underwritten offering, you agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) after the effective date of such registration as may be requested by the Company or such managing underwriters, and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such public offering.

18.	Compensation Recovery Policy. This Award Agreement and Option grant and any stock acquired or compensation paid or payable pursuant to this Award Agreement shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof, including but not limited to in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission’s final rules thereunder, and any listing rules and regulations implementing the foregoing, or as otherwise required by law. This Award Agreement will be automatically amended to comply with any such compensation recovery policy.

19.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Award Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Award Agreement or otherwise accepting this Award Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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